UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 13, 2010

New World Brands, Inc.

(Exact name of registrant as specified in its charter)

Delaware	033-91432	02-0401674
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10015 Aeronca Lane McKinney, Texas	75071

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (972) 346-9117

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.        Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

                On December 13, 2010, Mr. Shehryar Wahid resigned as Chief Executive Officer and President of New World Brands, Inc. (the “Company”) and Mr. Nitin Amersey was appointed as Chief Executive Officer and President of the Company.

Mr. Amersey, age 58, has over thirty-eight years of experience in international trade, marketing and corporate management.  He has served as the Chief Executive Officer of Amersey Investments LLC, based in Bay City, Michigan, since September 2006.  He has also served as the Chief Financial Officer of Trim Holding Group (stock market symbol TRHG), domiciled in Nevada since 2009.  Prior to joining the Company, Mr. Amersey served as the President and Chief Executive Officer of Circletex Corporation from 2001 until present.  Mr. Amersey has been involved in various companies, both public and private in India, Canada, USA, Japan and the Caribbean and currently serves as a director of Environmental Solutions Worldwide (stock market symbol ESWW).  Mr. Amersey was an Economist for Du Pont of Canada and has also lectured on International Marketing and Distribution Systems. Mr. Amersey has a Masters of Business Administration Degree from the University of Rochester, Rochester and a Bachelor of Science in Business from Miami University, Oxford, Ohio, from where he graduated with honours and as a member of Phi Beta Kappa and Phi Kappa Phi.  He also holds a diploma in Practical and Applied Psychology.

Mr. Amersey and the Company have not entered into any contract or arrangement relating to Mr. Amersey’s employment by the Company and there are no family relationships between Mr. Amersey and any Company director or officer.

Mr. Amersey is the sole owner of Amersey Investments LLC, which provides accounting and banking services to the Company for fees in the aggregate of up to $10,000 per month, plus reimbursement of expenses.

                On December 13, 2010, Mr. Jeffrey Burke resigned from the Board of Directors of the Company (the “Board of Directors”).  Neither Mr. Burke nor Mr. Wahid resigned as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On December 13, 2010, Mr. Mark Birnbaum was elected to the Board of Directors of the Company to fill one of the vacancies thereon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

New World Brands, Inc.
(Registrant)

Date: December 17, 2010	By:	/S/ Nitin Amersey
Nitin Amersey CEO, Chairman